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                          Indiana United Bancorp

                             Financial Report
                              March 31, 1996

Dear Shareholders and Friends:

Net income in the first quarter totaled $696,884, exceeding the prior year period by 26%. This strong earnings gain reflects continued improvement in our net interest margin and tight rein over non-interest expenses. Nearly every significant non-interest expense category declined compared to first quarter, 1995 levels, and personnel expense was the lowest of any similar period since 1991. Our net interest margin climbed 18 basis points, extending gains achieved throughout 1995.

In March, $1,000,000 of preferred stock was redeemed, and $500,000 was prepaid on long-term debt. During the last twelve months, long-term debt has been reduced by $2,000,000.

First quarter earnings equaled $.54 per share, representing a 32% gain over the quarter ending March 31, 1995. The common dividend of $.20 per share paid on March 21 was 25% higher than the $.16 per share paid a year ago.

Our first quarter performance sustained our expectations that 1996 operating results will outpace 1995 results in every major performance measurement category. Recent Indiana United Bancorp stock transactions have included trades priced as low as $24.25 per share. This price level equates to a price/earnings ratio of only 11.2% and a current dividend yield of 3.3%. These ratios suggest a favorable opportunity may now exist to accumulate additional holdings, especially if our performance continues to validate our financial assumptions.


Sincerely,



Robert E. Hoptry
Chairman and President
April 12, 1996

Consolidated Balance Sheet
(Dollar amount in thousands, except per share amounts)
(Unaudited)

                                                              March 31

                                                         1996          1995
Assets
  Cash and due from banks                             $ 12,449      $  7,873
  Interest-bearing deposits                                155           147
  Securities held to maturity                                          7,840
  Securities available for sale                         83,875        84,822
  Loans                                                199,787       194,736
    Less:  Allowance for laon losses                    (2,760)       (2,743)
      Net loans                                        197,027       191,993
  Premises and equipment                                 5,966         5,640
  Federal Home Loan Bank stock                           1,138         1,138
  Othre assets                                           2,675         3,322
      Total assets                                    $303,285      $302,745

Liabilities
  Deposits
    Noninterest bearing                               $ 23,753      $ 22,701
    Interest bearing                                   232,066       224,317
      Total deposits                                   255,819       247,018
  Short-term borrowings                                 11,351        19,272
  Long-term debt                                         5,500         7,500
  Other liabilities                                      3,211         2,866
      Total liabilities                                275,881       276,656
Shareholders' equity
  Preferred stock                                        1,000         2,200
  Common stock                                           1,251         1,251
  Surplus                                               10,677        10,677
  Unrealized loss on securities
    available for sale                                     (67)         (950)
  Retained earnings                                     14,543        12,911
      Total shareholsers' equity                        27,404        26,089
      Total liabilities and shareholders' equity      $303,285      $302,745

Return on average assets                                   .92%          .74%
Return on average common equity                          10.31          9.19
Tier I capital to total assets                            8.93          8.80
Total capital to risk-adjusted assets                    16.41         17.00

Shareholder Information

Transfer Agent
Securities Transfer Department
Mid-America Bank of Louisville
500 West Broadway, P. O. Box 1497
Louisville, Kentucky 40202

Indiana United Bancorp is a community-focused bank and savings and loan holding company serving eastern and southern Indiana through its subsidiaries, Union Bank and Trust Company of Indiana, and Regional Federal Savings Bank, New Albany.

Consolidated Statement of Income
(Dollar amounts in thousands, except per share amounts)
(Unaudited)
                                                    Three Months Ended
                                                          March 31
                                                    1996          1995
Interest income
  Loans, including fees                        $    4,359    $    3,975
  Investment securities                             1,277         1,507
  Other                                               101             3
    Total interest income                           5,737         5,485
Interest expense
  Deposits                                          2,590         2,322
  Other                                               289           436
    Total interest expense                          2,879         2,758
Net interest income                                 2,858         2,727
  Provision for loan losses                            27             3
Net interest income after provision
  for loan losses                                   2,831         2,724
Noninterest income
  Securities gains                                                    1
  Other operating income                              321           349
    Total noninterest income                          321           350
Noninterest expense
  Salaries and employee benefits                    1,115         1,129
  Premises and equipment expense                      382           381
  Other expenses                                      504           653
    Total noninterest expense                       2,001         2,163
Income before income tax                            1,151           911
  Income tax expense                                  454           357
Net Income                                      $     697     $     554

Net income per common share                     $     .54     $     .41
Dividends per common share                      $     .20     $     .16
Average common shares outstanding               1,250,897     1,250,897
Preferred stock dividends                       $      26     $      38

Common Stock

Indiana United Bancorp's common stock is traded on the over-the-counter market and is listed on the NASDAQ exchange under the symbol "IUBC". Indiana United Bancorp is also listed on the National Market System tables in many daily papers under the symbol Ind Utd. Primary market makers are J.J.B. Hilliard/W.L. Lyons, Inc.; and NatCity Investments, Inc.

                              Market Value Range and Dividends
                                  for Latest Four Quarters

                              1996     1995     1995     1995
                               Q1       Q4       Q3       Q2
High                        $ 26 1/4  $ 28    $ 27 1/2  $ 23
Low                           24 1/4    25      19 1/2    20
Last Sale                     24 1/4    25      27        20 1/2
Dividends                    .20       .20     .17       .16

Organization
  Indiana United Bancorp
  201 N. Broadway, P. O. Box 87
  Greensburg, IN 47240
  (812)663-0157

    Officers
      Robert E. Hoptry
        Chairman and Presidnet
      Daryl R. Tressler
        Vice President
      Michael K. Bauer
        Vice President
      Jay B. Fager
        Treasurer and Chief Financial Officer
      Sue Fawbush
        Vice President & Secretary
      Dennis M. Flack
        Vice President, Director of Marketing and Training
      Dawn M. Schwering
        Marketing Coordinator
      Suzanne Kendall
        Staff Auditor

    Directors
      William G. Barron
        Chairman and President Wm. G. Barron Enterprises
      Philip A. Frantz
        Attorney,  Partner, Coldren and Frantz
      Glenn D. Higdon
        President, Marlin Enterprises, Inc.
      Robert E. Hoptry
        Chairman and President, Indiana United Bancorp
      Martin G. Wilson
        Farmer
      Edward J. Zoeller
        President, E.M. Cummings Veneer

    Subsidiaries
      Regional Federal Savings Bank
        Offices in New Albany, Jeffersonville

      Union Bank and Trust Company of Indiana
        Offices in Greensburg, Portland, Westport,
        Clarksburg, Redkey